Exhibit 5.3

May 13, 2024

Agree Realty Corporation
32301 Woodward Avenue
Royal Oak, Michigan 48073
___________________________
___________________________

Re:      $450,000,000 aggregate principal amount of 5.625% Notes due 2034

Ladies and Gentlemen:

We have acted as special North Carolina and Florida counsel to the entities set forth on Exhibit A to this opinion letter (the “Subsidiary Guarantors”) in connection with the transactions contemplated by the Underwriting Agreement dated May 6, 2024 (the “Underwriting Agreement”), by and among Agree Limited Partnership, a Delaware limited partnership (the “Issuer”), Agree Realty Corporation, a Maryland corporation (the “Parent Guarantor”), Subsidiary Guarantors and certain other guarantors of Issuer that are parties thereto (the “Other Guarantors”, and together with the Subsidiary Guarantors and Parent Guarantor, the “Guarantors”), and PNC Capital Markets LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives (collectively, the “Representatives” and each, a “Representative”) of the several underwriters listed in Schedule I thereto (collectively with the Representatives, the “Underwriters”), and the instruments and documents set forth on Exhibit C to this opinion letter. Pursuant to the Underwriting Agreement, the Underwriters have severally agreed to purchase from the Issuer $450,000,000 aggregate principal amount of 5.625% Notes due 2034 (the “Notes”), which will be issued under the Indenture (as defined on Exhibit B hereto). The Notes will be guaranteed by the Parent Guarantor, each Subsidiary Guarantor and the Other Guarantors pursuant to the Guarantee, as defined on Exhibit B hereto. As used herein, the term “Opinion Documents” shall refer to the Underwriting Agreement and the Guarantee. Except as otherwise indicated in this opinion letter, capitalized terms used below are defined as set forth in the Underwriting Agreement.

In so acting, we have reviewed (i) executed versions of the Opinion Documents and the other documents reflected on Exhibit B; (ii)  the articles of organization or the certificate of formation, as applicable, and the operating agreement or the limited liability company agreement, as applicable, of each Subsidiary Guarantor set forth on Exhibit C (collectively, as amended, the “Organizational Documents”) and (iii) the “Certificates” specifically described on Exhibit C (the “Certificates”), and have considered such matters of law and of fact, and relied as to factual matters upon such certificates and other information furnished to us, as we have deemed appropriate as a basis for our opinions set forth below. As to matters involving facts relevant to the opinions stated in this opinion letter, we have relied, without independent investigation or verification, upon (a) representations and warranties in the documents reflected on Exhibit B, (b) certificates of officers of the Subsidiary Guarantors and (c) written or oral advice or certificates of government officials.

For the purposes of this opinion letter, we have assumed that each document submitted to us is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine. We have further assumed: (a) the Opinion Documents, the Indenture and the Notes are valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms, (b)  the legal capacity of natural persons, and we have assumed that, as of the date of this opinion letter, (c) each Underwriter has the legal power and authority and has satisfied all legal requirements that are applicable to it to the extent necessary to make the Opinion Documents to which it is a party enforceable against it.

The law covered by the opinions expressed in this opinion letter is limited to (i) the internal Law of the State of Florida, and (iii) the internal Law of the State of North Carolina, in each case as in effect on the date of this opinion letter, and we do not express any opinion concerning any other laws. For purposes of this opinion letter, “Law” means the statutes, and the judicial and administrative decisions, and the rules and regulations of the governmental agencies of the applicable jurisdiction, but excluding the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with any of the foregoing

Based upon and subject to the foregoing, we are of the opinion that:

1.            Based on the applicable Organizational Documents and applicable Certificate, each NC Guarantor (defined on Exhibit A) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina. Each NC Guarantor has the limited liability company power and authority to enter into and to perform its obligations under the Opinion Documents. The execution, delivery and performance by each NC Guarantor of the Opinion Documents to which it is a party have been duly authorized by all necessary limited liability company action on behalf of such NC Guarantor.

2.            Based on the applicable Organizational Documents and applicable Certificate, each Florida Guarantor (defined on Exhibit A) is a limited liability company organized under the laws of the State of Florida and its status is active. Each Florida Guarantor has the limited liability company power and authority to enter into and to perform its obligations under the Opinion Documents to which it is a party. The execution, delivery and performance by each Florida Guarantor of the Opinion Documents to which it is a party have been duly authorized by all necessary limited liability company action on behalf of such Florida Guarantor.

3.            Each NC Guarantor’s execution and delivery of the Opinion Documents to which it is a party and the performance by such NC Guarantor of its obligations thereunder: (i) do not contravene any provision of the Organizational Documents, as applicable, of the applicable NC Guarantor and (ii) do not violate any current generally applicable law or regulation of the State of North Carolina (provided that no opinion is expressed herein with respect to the violation of any law or regulation of special applicability to any NC Guarantor based on the nature of such NC Guarantor’s business activities or assets).

4.            Each Florida Guarantor’s execution and delivery of the Opinion Documents to which it is a party and the performance by such Florida Guarantor of its obligations thereunder: (i) do not contravene any provision of the Organizational Documents, as applicable, of the applicable Florida Guarantor and (ii) do not violate any current generally applicable law or regulation of the State of Florida (provided that no opinion is expressed herein with respect to the violation of any law or regulation of special applicability to any Florida Guarantor based on the nature of such Florida Guarantor’s business activities or assets).

5.            The Opinion Documents have been duly authorized, executed and delivered by each Subsidiary Guarantor that is a party thereto.

6.            No consent, approval, order or authorization of, or filing with any governmental authority is required to be obtained or made by any Subsidiary Guarantor under the Law of the States of Florida or North Carolina for the valid execution and delivery of the Opinion Documents, by such Subsidiary Guarantor except for (i) those that have been obtained, rendered or complied with, as the case may be, or (ii) as may be required under applicable state securities or blue sky laws.

The foregoing opinions are subject to the following (in addition to the qualifications and other limitations set forth above):

A.            The effect of general rules of contract law that, where a portion of an agreement is unenforceable, the balance is enforceable only when the unenforceable portion is not an essential part of the agreed exchange.

B.            No opinion is expressed herein as to the validity or enforceability of the provisions of the Loan Documents permitting enforcement of the Loan Documents strictly in accordance with their terms, notwithstanding the previous departure from, or waiver of, contractual terms by a party thereto.

C.            We have assumed that each Subsidiary Guarantor and its members, managers, directors and officers have not been subject to duress, fraud or undue influence during the process of negotiating, executing and/or delivering the Opinion Documents.

D.            With respect to any guarantee of indebtedness by a Subsidiary Guarantor, we have assumed that such Subsidiary Guarantor will benefit from the extension of credit to the extent necessary to make such guarantee a valid corporate, limited partnership or limited liability company (as the case may be) act of such Subsidiary Guarantor.

E.            We express no opinion as to the general enforceability of the Opinion Documents.

F.            No opinion is expressed herein as to matters of venue, or as to the jurisdiction of any court over any person, or as to any provisions of the Opinion Documents which purport to establish evidentiary standards for suits or proceedings.

G.            We have assumed that each NC Guarantor is organized solely under the laws of the state of North Carolina and each Florida Guarantor is organized solely under the laws of the State of Florida.

H.            We call to your attention that North Carolina General Statutes Section 6-21.2 sets forth the procedures and limitations applicable to the collection of attorneys' fees and accordingly, any provisions in the Opinion Documents relating to the ability to collect attorneys’ fees upon default are subject to those limitations; we express no opinion with respect to any provision of the Opinion Documents purporting to require a party to pay or reimburse attorneys’ fees incurred by another party or to indemnify another party therefor which may be limited by applicable law and public policy.

I.            We express no opinion with respect to any provision of the providing that the acceptance of a past due installment or other performance by a party shall not be deemed a waiver of its right to accelerate the loan or other payment obligation. A North Carolina Court of Appeals has held that when the holder of a promissory note regularly accepted late payments, such holder is deemed to have waived its right to accelerate the debt because of late payments until it notifies the maker that prompt payments are again required. Driftwood Manor Investors v. City Federal Savings & Loan Association, 63 N.C. App. 459, 305 S.E. 2d 204 (1983).

J.            We express no opinion with respect to any provision of the Opinion Documents which requires that any amendments or waivers to the Opinion Documents must be in writing.

K.            We call your attention to the provisions of North Carolina General Statutes Sections 26-7 through 26-9 which may qualify the enforceability of the Opinion Documents. These sections grant guarantors the right after the obligation which is the subject of the guaranty becomes due and payable, to make written demand on the holder of the obligation to exercise reasonable diligence to recover against the debtor or any security securing payment of the obligation before looking to the guarantor for payment of the debt.

L.            Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof, and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

M.            Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

This opinion letter may be relied upon by you only in connection with the transactions described in the Opinion Documents. This opinion letter may not be used or relied upon by any other person or for any other purpose whatsoever, nor published, quoted or referenced to, or filed with, any other person or governmental agency, without, in each instance, our prior written consent.

Very truly yours,

/s/ Burr & Forman LLP

BURR & FORMAN LLP

Exhibit A

Subsidiary Guarantors

Florida Guarantors:

1.	Agree St. Petersburg, LLC, a Florida limited liability company

2.	Agree Fort Walton Beach, LLC, a Florida limited liability company

3.	Agree Tallahassee, LLC, a Florida limited liability company

NC Guarantors

1.	DD Hempstead LLC, a North Carolina limited liability company

2.	DD Brownsville LLC, a North Carolina limited liability company

3.	Agree Wilmington, LLC, a North Carolina limited liability company

Exhibit B
Documents

Opinion Documents

1.            Underwriting Agreement

2.            Guarantee, dated May 13, 2024, by the Guarantors in favor of the holders of the Notes (the “Guarantee”).

Other Reviewed Documents

3.            Indenture, dated August 17, 2020, among the Issuer, the Parent Guarantor and the Trustee (the “Base Indenture”), as supplemented by the Officer’s Certificate, dated May 13, 2024, of the Issuer and the Parent Guarantor (the “Officer’s Certificate,” and together with the Base Indenture, the “Indenture”).

4.            Global Note, dated May 13, 2024, representing 5.625% Notes due 2034 in the principal amount of $450,000,000, CUSIP No. 008513 AE3, ISIN No. US008513AE31.

Exhibit C

Organizational Documents

1.            Articles of Organization of Agree Fort Walton Beach, LLC filed with the Secretary of State of Florida on September 26, 2011, as certified by the Secretary of State of Florida on July 13, 2023.

2.            Amended and Restated Operating Agreement of Agree Fort Walton Beach, LLC dated as of July 28, 2020 by Agree Limited Partnership, a Delaware limited partnership, as its sole member.

3.            Articles of Organization of Agree St Petersburg, LLC filed with the Secretary of State of Florida on August 1, 2012, as certified by the Secretary of State of Florida on May 4, 2021.

4.            Operating Agreement of Agree St Petersburg, LLC dated as of August 2, 2012 by Agree Limited Partnership, a Delaware limited partnership, as its sole member.

5.            Articles of Organization of Agree Tallahassee, LLC filed with the Secretary of State of Florida on December 6, 2010, as certified by the Secretary of State of Florida on March 10, 2023.

6.            Operating Agreement of Agree Tallahassee, LLC dated as of December 14, 2020 by Agree Limited Partnership, a Delaware limited partnership, as its sole member.

7.            Articles of Organization of Agree Wilmington, LLC dated November 30, 2010 and filed with the Secretary of State of North Carolina on December 1, 2010, as certified by the Secretary of State of North Carolina on March 9, 2023.

8.            Amended and Restated Operating Agreement of Agree Wilmington, LLC dated as of July 28, 2020 by Agree Limited Partnership, a Delaware limited partnership, as its sole member.

9.            Articles of Organization of DD Brownsville LLC dated and filed with the Secretary of State of North Carolina on September 23, 2022, as certified by the Secretary of State of North Carolina on May 8, 2024.

10.            Amended and Restated Operating Agreement of DD Brownsville LLC dated as of December 9, 2022 by Agree Limited Partnership, a Delaware limited partnership, as its sole member.

11.            Articles of Organization of DD Hempstead LLC dated and filed with the Secretary of State of North Carolina on September 23, 2022, as certified by the Secretary of State of North Carolina on March 9, 2023.

12.            Amended and Restated Operating Agreement of DD Hempstead LLC dated as of December 9, 2022 by Agree Limited Partnership, a Delaware limited partnership, as its sole member.

Certificates

1.            Certificate of Status of Agree Fort Walton Beach, LLC issued by the Florida Secretary of State on March 7, 2024.

2.            Certificate of Status of Agree St Petersburg, LLC issued by the Florida Secretary of State on March 7, 2024.

3.            Certificate of Status of Agree Tallahassee, LLC issued by the Florida Secretary of State on March 7, 2024.

4.            Certificate of Existence of Agree Wilmington, LLC issued by the North Carolina Secretary of State on March 7, 2024.

5.            Certificate of Existence of DD Brownsville LLC issued by the North Carolina Secretary of State on April 23, 2024.

6.            Certificate of Existence of DD Hempstead LLC issued by the North Carolina Secretary of State on March 7, 2024.